                                                               EXHIBIT 10.11






                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                       ROLAND STAPHANE AND ANGELE STAPHANE


                                       AND


                               MOLL PLASTICS SARL


                             DATED OCTOBER 28, 1997


                                   RELATED TO

                                SALE AND PURCHASE

                                       OF

                             100% OUTSTANDING SHARES

                                       OF

                             SOMOMECA INDUSTRIES SA

                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (the "Agreement") made as of this 28th day of October, 1997, between MOLL PLASTICS SARL, a corporation organized under the laws of France, whose head office is located at 38 rue de Berri 75008 Paris (the "Buyer") and Roland STAPHANE and Angele STAPHANE (collectively, the "Seller").



                              W I T N E S S E T H :

                  WHEREAS, Seller and the minority shareholders as listed in
Exhibit I attached hereto (collectively the "Minority Shareholders") are the owners of 500,000 shares (the "Shares"), representing 100% of the outstanding shares, of SOMOMECA INDUSTRIES, a French societe anonyme (the "Company") having a corporate capital of FF 25,000,000 (twenty-five million French Francs), divided into 500,000 shares of FF 50 (fifty French Francs) par value per share, whose head office is located at Z.I. de Crissey - 10, chemin des Barres, Chalon sur Saone (71100) France and which is registered with the Registry of Commerce and Companies of Chalon sur Saone under the number B 341 543 031;

                  WHEREAS, the Company through its direct and indirect subsidiaries listed in Schedule 2.1.6 attached hereto (the "Subsidiaries") conducts a business (the "Business") engaged in the manufacture and sale of injection molded plastic products, tool molds and tools (the "Products") (the Company and its Subsidiaries shall be referred herein collectively as the "SI Group");

                  WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, for the purchase price and upon the terms and conditions hereinafter set forth; and

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

                     ARTICLE 1 - PURCHASE AND SALE OF SHARES

                  1.1 Sale of Shares. Upon the terms and subject to the conditions hereof, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, at the Closing (as defined in Section 5.1 hereof), the Shares.

                  1.2  Purchase Price and Payment.

                           1.2.1  Share Purchase Price.

                           Upon the terms and subject to the conditions hereof,
Buyer shall pay to Seller FF 77,000,0 00 (seventy-seven million French Francs) in cash for the 500,000 Shares (the "Share Purchase Price"), less the Deposit Amount provided for in Section 1.2.8 be low.

                           1.2.2  Additional Consideration.

                           (a)  Subject to the provisions set forth below, the
Buyer agrees to pay additional consideration (the "Additional Consideration") for the Shares in the event that the EBIT (as defined in sub-section (iii) below) for the period beginning September 1, 1997 and ending August 31, 1998 (the "Earn-out Period") exceeds FF 30,000,000 (thirty million French Francs).

                                            (i)  The Additional Consideration,
         if any, will be determined as follows:

         FF 3,000,000 + [EBIT - FF 30,000,000] = Additional Consideration

                                            (ii)  In the event that the EBIT for
         the Earn-out Period exceeds FF 40,000,000 (forty million French Francs) the Additional Consideration shall be FF 13,000,000 (thirteen million French Francs).

                                            (iii)  For the purposes
         of this Section 1.2.2(b), EBIT shall mean the earnings of the Company and its consolidated Subsidiaries (excluding earnings from exceptional events such as sales of assets), before charges for (1) interest, (2) taxes, (3) management fees, (4) employee profit sharing, and (5) redundancies ("EBIT"). Exhibit II hereto contains the list of prin-ciples and rules which will be applied to the determination of EBIT. Other than pursuant to Section 1.2.2(c) below, the Additional Consideration provided for herein shall be paid by Buyer to Seller within (30) thirty calendar days of the receipt by Buyer of the audited consolidated financial statements of the Company for the Earn-out Period (the "August 31, 1998 Financial Statements"). The August 31, 1998 Financial Statements shall be delivered to the Buyer no later than on November 30, 1998.

                           (b)  Within five (5) business days of receipt by the
Buyer of the August 31, 1998 Financial Statements, Buyer shall deliver to Seller
(i) a copy of the August 31, 1998 Financial Statements, and (ii) a certificate (the "Additional Consideration Certificate") setting forth the Additional Consideration, if any, due to the Seller and the calculations utilized to determine the Additional Consideration, if any. Seller shall have twenty (20) calendar days after the delivery to Seller of the August 31, 1998 Financial Statements and the Additional Consideration Certificate in which to review such documents. The Additional Consideration Certificate shall be conclusive and binding on Seller unless Seller notifies Buyer in writing within such twenty
(20) calendar day period of any good faith objection to the Additional Consider-ation Certificate, specifying in reasonable detail the items and amounts subject to such objection (the "Earn-out Disputed Items"). If within such twenty (20) calendar day period Seller notifies Buyer in writing of any such objection, then Seller and Buyer shall use reasonable efforts during twenty (20) calendar days after the expiration of such initial twenty (20) calendar day period to resolve in good faith their differences and agree upon any adjustments to the Additional Consideration Certificate. Any Earn-out Disputed Items which are not resolved by the mutual agreement of Buyer and Seller within such twenty (20) calendar day period shall be submitted for resolution to the Paris office of KPMG, or, if KPMG shall not accept such mission, to another internationally recognized independent certified public accounting firm mutually acceptable to Seller and Buyer (the "Earn-out Independent Accounting Firm"). If within ten (10) calendar days following the date on which KPMG shall have refused its mission, Seller and Buyer cannot agree on the choice of such Earn-out Independent Accounting Firm, either party shall be entitled within ten (10) calendar days following such ten (10) calendar day period to request the designation of an Earn-out Independent Accounting Firm by the President of the Court of Commerce of Paris. Seller and Buyer shall instruct the Earn-out Independent Accounting Firm to limit its examination to the unresolved Earn-out Disputed Items, to resolve any such unresolved Earn-out Disputed Items affecting the Additional Consideration Certificate, and to use its best efforts to make its determination thereon within twenty (20) calendar days after its engagement hereunder. The resolution of any such previously unresolved Earn-out Disputed Items by such accounting firm shall be made in a writing delivered to Buyer and Seller and shall be final, conclusive and binding upon Seller and Buyer in accordance with Articles 1592 and 2044 et seq. of the French Civil Code. The fees and expenses charged by the Earn-out Independent Accounting Firm with respect to Earn-out Disputed Items shall be borne equally by Seller and Buyer.

                           (c)  The Additional Consideration, if any, as finally
determined pursuant to Section 1.2.2 (a) or (b) above, shall be paid by Buyer to Seller within four (4) business days of its final determination.

                           1.2.3  Base Balance Sheet.  Attached hereto as
Schedule 1.2.3 is the balance sheet of the Company and its consolidated Subsidiaries as of February 28, 1997 ("Base Balance Sheet"), prepared inter-nally by the SI Group. The shareholders' equity shown on the Base Balance Sheet will be referred to herein as the "Base Shareholders' Equity".

                           1.2.4  Closing Balance Sheet.

                           (a)  As soon as practicable and, in any event, not
later than thirty (30) business days after the Closing, Seller shall deliver to Buyer a balance sheet of the Company and its consolidated Subsidiaries as at the end of the Closing Date including notes ("Closing Balance Sheet") setting forth the shareholders' equity as of the Closing Date. In the event the Closing occurs on a date which is not the last day of a calendar month, the balance sheet as of the last day of the immediately preceding calendar month shall be the Closing Balance Sheet. The joint physical counting of the inventory provided for in Section 1.2.4(b) below shall be done as of November 30, 1998.

                           (b)  The Closing Balance Sheet shall be prepared
internally on a basis consistent with the Base Balance Sheet. Arthur Andersen, Buyer's independent, certified public accountants, on behalf of Buyer, shall have access to all work papers in connection with the preparation of the Base Balance Sheet and the Closing Balance Sheet. Seller and Arthur Andersen, on behalf of Buyer, shall participate at the Closing Date in a joint physical counting of the inventory.

                           1.2.5  Disputes Regarding the Closing Balance Sheet.

                           (a)  Buyer shall have thirty (30) business days after
the delivery to Buyer of the Closing Balance Sheet in which to review such documents. The Closing Balance Sheet shall be conclusive and binding on Buyer unless Buyer notifies Seller in writing with in such thirty (30) business day period of any good faith objection to the Closing Balance Sheet, specifying in reasonable detail the items and amounts subject to such objection (the
"Disputed Items"), it being agreed that the quantity of the inventory, counted jointly by the parties in accordance with the provisions of Section 1.2.4 of this Agreement, shall control and shall not be a Disputed Item. If within such thirty (30) business day period Buyer notifies Seller in writing of any such objection, then Buyer and Seller shall use reasonable efforts during twenty (20) business days after the expiration of such initial thirty (30) business day period to resolve in good faith their differences and agree upon any adjustments to the Closing Balance Sheet. Any Disputed Items which are not resolved by the mutual agreement of Buyer and Seller within such twenty (20) business day period shall be submitted for resolution to the Paris office of KPMG, or, if KPMG shall not accept such mission, to another internationally recognized independent certified public accounting firm mutually acceptable to Seller and Buyer (the "Independent Accounting Firm"). If within ten (10) business days following the date on which KPMG shall have refused its mission, Seller and Buyer cannot agree on the choice of such Independent Accounting Firm, either party shall be entitled within ten (10) business days following such ten (10) business day period to request the designation of an Independent Accounting Firm by the President of the Court of Commerce of Paris. Seller and Buyer shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any such unresolved

Disputed Items affecting the Closing Balance Sheet, and to use its best efforts to make its determination thereon within twenty (20) business days after its engagement hereunder. The resolution of any such previously unresolved Disputed Items by such accounting firm shall be made in a writing delivered to Buyer and Seller and shall be final, conclusive and binding upon Seller and Buyer in accordance with Articles 1592 and 2044 et seq. of the French Civil Code. The fees and expenses charged by the Independent Accounting Firm with respect to Disputed Items shall be borne equally by Seller and Buyer.

                           (b)  The Closing Balance Sheet to which Buyer does
not object, or to which Seller and Buyer agree, or as otherwise conclusively determined pursuant to Section 1.2.5(a) hereof (such final form of the Closing Balance Sheet being referred to herein as the "Final Closing Balance Sheet") shall be used in deter mining the Adjustment Amount referred to in Section 1.2.6 hereof. The shareholders' equity shown on the Final Closing Balance Sheet shall be referred to herein as the "Closing Shareholders' Equity".

                           1.2.6  Determination of any Adjustment Amount. If the
Closing Shareholders' Equity of the SI Group is less than the Base Shareholders' Equity of the SI Group, Seller shall pay the difference to Buyer on a franc for franc basis within four (4) business days. The amount of this post-closing adjustment, if any, shall be referred to herein as the "Adjustment Amount".

                           1.2.7  Method of Payment.  All cash payments under
this Agreement shall be made to the receiving party by bank wire transfer of the required amount in immediately available funds in an account of the receiving party designated by it for such purpose no later than four (4) business days before the date on which such payment must be made.

                           1.2.8  Deposit.  On the date hereof or promptly after
the execution hereof, Buyer has deposited or shall deposit in escrow in an account with Credit Agricole - Indosuez (the "Escrow Agent") French FF 5,000,000 (five million French Francs) or the equivalent thereof in United States dollars (the "Deposit Amount") subject to an escrow agreement substantially in the form attached hereto as Exhibit III (the "Escrow Agreement"). The Escrow Agent shall be entitled to invest the Deposit Amount in OPCVM's managed by the Escrow Agent. The flat fee payable to the Escrow Agent shall be borne equally by the parties hereto. The Deposit Amount will be disbursed as follows:

                           (a)  If the Closing shall occur on or before December
15, 1997, the Deposit Amount plus capital gains net of taxes upon disposition of OPCVM' s, if any, will be paid to the Seller and the Share Purchase Price will be reduced accordingly.

                           (b)  If the Closing does not occur on or before
December 15, 1997 as a result of the failure of the Seller to satisfy the conditions to the obligations of the Buyer in this Agreement, the Deposit
Amount plus capital gains upon disposition of OPCVM's, if any, will be paid to the Buyer; provided, that in the event the Closing does not occur as a result of the failure the satisfy the condition provided for in Section 4.1.4 hereof, the Deposit Amount and capital gains upon disposition of OPCVM's, if any, shall be paid in equal parts to the Seller and to the buyer.

                           (c)  If the Closing does not occur on or before
December 15, 1997 as a result of the failure of the Buyer to satisfy the conditions to the obligations of the Seller in this Agreement the Deposit Amount plus capital gains upon disposition of OPCVM's, if any, will be paid to the Seller.


                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

                  2.1 Representations and Warranties of Seller. Except in the case of representations and warranties made as of a specific date, which shall be deemed made as of such date, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

                           2.1.1 Status.

                           (a)  Seller.  Roland STAPHANE and Angele STAPHANE are
French nationals married with a common estate settlement.

                           (b)  Company and Subsidiaries.  The Company and the
Subsidiaries are corporations duly organized and validly existing under the laws of France or Portugal, as the case may be, and have all requisite corporate power and authority to own the properties and carry on the Business as it is now being conducted and to own, use, lease and operate the properties and assets of the Business owned, used, leased and operated by or in connection with the Business. The copy of the Company's and each Subsidiaries' statutes (articles and by-laws) as of the date hereof, delivered to Buyer on the date hereof, is complete and correct and presently in effect.

                           2.1.2  Share Capital.

                           (a)  The share capital of the Company is FF
25,000,000 (twenty-five million French Francs), consisting of 500,000 shares, of FF 50 (fifty French Francs) par value per share.

                           (b)   The Shares of the Company and the shares of its
Subsidiaries are validly issued, fully paid and are not subject to any rights of first refusal, buy-out or similar rights, calls or assessments. There is no outstanding security convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries. There are no (i) options, war rants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries, (ii) contracts, commitments, agreements, under standings or arrangements of any kind relating to the issuance or disposition of capital stock of the Company or any of its Subsidiaries or the issuance or disposition of any security convertible into or exchange able for (A) capital stock of the Company or any of its Subsidiaries, or (B) any option, warrant or right to purchase or subscribe to capital stock of the Company or any of its Subsidiaries. None of the Shares of the Company or the shares any of its Subsidiaries were issued in violation of the preemptive rights of any shareholder.

                           2.1.3  Title to Shares.  Except as set forth in
Schedule 2.1.3, Seller has good and market able title to the Shares and to all of the rights afforded thereby, free of all encumbrances, security interests, charges, pledges, options, restrictions on transfer, voting trusts, voting agreements, guarantees and any other adverse claims of any kind (the "Encum-brances"). Except as set forth in Schedule 2.1.3, the Company has good and marketable title to the shares of its direct and indirect Subsidiaries and to all of the rights afforded thereby, free of Encumbrances.

                           2.1.4  Authority.

                           (a)  Seller has full power and authority to enter
into, execute and deliver this Agreement and the other documents contemplated hereby and to carry out the transactions contemplated hereby, including without limitation, the transfer, assignment and delivery of the Shares as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to the Shares free of any Encumbrances. This Agreement and the other agreements executed in connection with this transaction constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms.

                           (b)  Seller represents that the Minority Shareholders
have full power and authority to enter into, execute and deliver the stock powers and all other documents necessary to transfer, assign and de liver their Shares to Seller and such delivery will convey to Seller good and marketable title to the Shares free of any Encumbrances. All such documents constitute the valid and binding obligations of the Minority Shareholders, enforceable in accordance with their respective terms.

                           (c)  Seller represents that the minority shareholders
of the Subsidiaries have full power and authority to enter into, execute and deliver the stock powers and all other documents necessary to transfer, assign and deliver their shares to the Company and such delivery will convey to the Company good and marketable title to the shares free of any Encumbrances. All such documents constitute the valid and binding obligations of the minority shareholders, enforceable in accordance with their respective terms.

                           2.1.5  Financial Statements.

                           (a)  The Audited Consolidated Financial Statements
(as defined in Section 2.1.5(f) hereof) as of August 31, 1996 attached hereto as
Schedule 2.1.5( a), have been prepared in accordance with French generally accepted accounting principles ("French GAAP") on a basis consistent with prior years, and are true, complete and accurate and fairly present the financial position of the SI Group as of such date and have been certified without qualification by the Cabinet Amyot et Associes, the SI Group's independent accountants, whose reports thereon are included therewith.

                           (b)  The Audited Financial Statements (as defined in
Section 2.1.5(h) hereof) as of August 31, 1994, 1995 and 1996 attached hereto as
Schedule 2.1.5(b), have been prepared in accordance with French GAAP on a basis consistent with prior years, and are true, complete and accurate and fairly present the financial position of the respective entities as of such date and have been certified without qualification by the Cabinet Amyot et Associes, the SI Group's independent accountants, whose reports thereon are included therewith.

                           (c)  The Unaudited Consolidated Financial Statements
(as defined in Section 2.1.5(g) hereof) as of February 28, 1997 and as of the Closing Date have been or will be prepared in accordance with French GAAP subject for specific accounting principles set forth in Schedule 2.1.5(c), and are or will be true, complete and accurate and fairly present or will fairly present the financial position of the SI Group as of such date.

                           (d)  There are no liabilities of the SI Group which
were not fully reflected or reserved against in the Unaudited Consolidated Financial Statements as of February 28, 1997, except as set forth in Schedule 2.1.5(d) hereto.

                           (e)  Neither the Company nor any member of the SI
Group has suspended its payments nor is it in judicial liquidation, receivership or moratorium; nor has it made an amicable settlement with its creditors (reglement amiable); nor is it in judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire); nor has it been the object of any proceedings for the reorganization or collective discharge of its liabilities; nor is it under the threat of any such proceedings.

                           (f)  As used in this Agreement, "Audited Consolidated
Financial Statements" means the balance sheet, income statement and statement of changes in financial position of the Company and its consolidated Subsidiaries, together with the notes and annexes thereto, prepared in accordance with French GAAP in effect on the date thereof and applied consistently with prior periods as certified by SI Group's independent accountants.

                           (g)  As used in this Agreement, "Unaudited
Consolidated Financial Statements" means the balance sheet, the income statement and statement of changes in financial position of the Company and its consolidated Subsidiaries, together with the notes thereto, prepared or to be prepared in accordance with French GAAP and the principles disclosed in Schedule 2.1.5(c) in effect on the date thereof and applied consistently with prior periods, except for normally recurring year-end adjustments, which adjustments are not material either individually or in the aggregate.

                           (h)  As used in this Agreement, "Audited Financial
Statements" means the balance sheet, in come statement and statement of changes in financial position of, separately, each of the Company and its Subsidiaries, together with the notes and annexes thereto, prepared in accordance with French GAAP in effect on the date thereof and applied consistently with prior periods as certified by SI Group's independent accountants.

                           2.1.6  Subsidiaries.  Except as set forth in Schedule
2.1.6 hereto, the Company has no subsidiaries and does not directly or indirectly own any capital stock of or equity interests in any corporation, partnership, or other person. Except as set forth in Schedule 2.1.6 hereto, the Company is not a member of or a participant in any partnership, joint venture, Groupement d'Interet Economique or similar enterprise.

                           2.1.7 Actions Since February 28, 1997. Except as set
forth in Schedule 2.1.7, since February 28, 1997, the SI Group has conducted the Business only in accordance with its ordinary and usual course, consistent with its past practice, and no member of the SI Group has:

                           (a)  created, incurred or assumed any long-term debt
(including obligations in respect of capital leases), or created, incurred, assumed, maintained or permitted to exist any short-term debt other than in its ordinary and usual course of business, consistent with its past practice;

                           (b)  assumed, guaranteed, endorsed or otherwise
become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in its ordinary and usual course of business, consistent with its past practice;

                           (c)  permitted or allowed any Real Property (as
defined in Section 2.1.9 hereof) or any Movable Property (as defined in Section
2.1.10 hereof) to be mortgaged, pledged or subjected to any other Encumbrance except for any Permitted Encumbrances (as defined in Section 8.11(f) hereof);

                           (d)  sold, transferred or otherwise disposed of, or
agreed to sell, transfer or otherwise dispose of any of its assets (other than its inventory);

                           (e)  acquired any other business or entered into any
licensing arrangement or joint venture pertaining to the operation of the Business;

                           (f)  entered into other agreements, commitments or
contracts, except agreements, commitments or contracts made in the ordinary and usual course of business, consistent with its past practice and in an amount not to exceed FF 50,000 (fifty thou sand French Francs) individually;

                           (g)  entered into any transaction with Seller or any
affiliate of Seller (other than another member of the SI Group), other than in the ordinary and usual course of business, consistent with its past practice;

                           (h)  declared, set aside or paid any dividend or
other distribution in kind in respect of the Shares;

                           (i)  redeemed or otherwise acquired any Shares;

                           (j)  made any other payment to Seller or any of its
affiliates (other than another member of the SI Group);

                           (k)  made or committed to make any capital
expenditures in an amount greater than FF 50,000 (fifty thousand French Francs) per item;

                           (l)  suffered any damage or destruction, whether or
not covered by insurance, adversely affecting the Business;

                           (m)  satisfied and discharged any Encumbrances, or
paid any obligation or liability other than current liabilities incurred in the ordinary and usual course of business, consistent with its past practice;

                           (n)  sold, assigned or granted rights under any
patent, trade name, trademark or copyright, or any application therefor, or any trade secrets or designs for any products currently manufactured or services provided by the Business;

                           (o)  knowingly waived any rights of material value;

                           (p)  made any general wage or salary increase to
Employees (as defined in Section 2.1.19 hereof) (except for annual increases and annual bonuses in the ordinary and usual course of business, consistent with its past practice); made any increase in compensation not consistent with its past practice payable or to become payable to any of the cadres of the SI Group; made or suffered any termination of employment of any of the Key Employees (as defined in Section 3.1.9 hereof), or received notice of any expression or intention by any of the Key Employees to terminate his or her employment;

                           (q)  become involved or threatened with any labor
dispute which has had or could have an ad verse effect on the Business;

                           (r)  suffered any casualty loss not in the ordinary
and usual course of business, consistent with its past practice;

                           (s)  amended the articles of incorporation or by-
laws, entered into any agreement or merger, consolidation, or reorganization, dissolved or entered into any plan of liquidation or dissolution, purchased or issued any shares or other securities, or entered into any commitments or arrangement for the voting, purchase, redemption or issuance of shares of capital stock or other securities, made any change in the number of issued shares of its capital stock, granted any right or option or made any commitment or agreement relating to its capital stock, or acquired or created any subsidiary;

                           (t)  made or suffered any cancellation or termination
of any insurance policy; or

                           (u)  experienced any other event or condition of any
character which is, or with the lapse of time or occurrence of such event or condition could be, materially adverse to the financial condition, business, assets, results of operations or prospects of the Business.

                           2.1.8  Industrial Property.

                           (a)  Except as set forth in Schedule 2.1.8(a), the SI
Group has no Industrial Property (de fined in Section 8.11(h) below). The Industrial Property listed in Schedule 2.1.8(a) is hereinafter referred to as the "SI Group Industrial Property".

                           (b)  The SI Group has a valid contractual right to
use the SI Group Industrial Property disclosed in paragraph (a) above; except as set forth in Schedule 2.1.8(b), all of the SI Group Industrial Property is held free and clear of any Encumbrances.

                           (c)  The SI Group Industrial Property constitutes all
of the Industrial Property used in the conduct of the Business, and is sufficient for each member of the SI Group on a stand-alone basis to conduct its Business, as heretofore conducted. No registration or application therefor has lapsed, expired or been abandoned or cancelled.

                           (d)  No SI Group Industrial Property is the subject
of any pending or threatened opposition, cancellation, interference or similar proceeding be fore any registration authority, and there are no claims pending, or threatened (nor does Seller know of any valid basis for any claim), before any court or registration office challenging (i) the registrability, validity, renewal or enforceability of the SI Group Industrial Property, (ii) the SI Group's owner ship rights therein (with respect to owned SI Group Industrial Property), or (iii) the SI Group's use of the SI Group Industrial Property on the grounds of infringement upon the proprietary rights of a third party. The
SI Group's use of the SI Group Industrial Property has not and does not infringe upon the Industrial Property rights of any third party and there are no infringements of the SI Group Industrial Property by any third party. The consummation of the transactions contemplated by this Agreement by Seller will not result in the loss, termination or impairment of any of the SI Group Industrial Property. Except as set forth in Schedule 2.1.8(d), the SI Group is not a party to any agreement by which it agrees to maintain the secrecy or confidentiality of any SI Group Industrial Property.

                           2.1.9  Real Property; Leases of Real Property.

                           (a)  Schedule 2.1.9(a) hereto contains a full
description of all real property (including plants, buildings, structures and fixtures) used in the operation of the Business and which is owned by the SI Group (the "Owned Real Property") or leased or used by the SI Group (the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property").

                           (b)  There are no contracts or agreements with any
person with regard to the sale or granting by any member of the SI Group of any interest in the Owned Real Property. The SI Group has all easements and rights of ingress and egress necessary for maintenance of utilities and services and for all operations conducted on the Real Property.

                           (c)  The copies of all documents relating to title
(including thirty year root of title (origine de propriete trentenaire)), or rental (including leasing agreements (credit-bail)), of Real Property which will be delivered to Buyer at the Closing will be valid, complete, correct and in full force and effect.

                           (d)  Except as disclosed in Schedule 2.1.18 (b) and
as set forth in the Environmental Report (as defined in Section 2.1.18(b) below and contained in Schedule 2.1.18 (b)), all of the Real Property is in good working condition with no known (i) required maintenance and repairs, and (ii) material defects, and is adequate for the uses to which it is being put, subject to routine maintenance and repairs which are not material in nature or cost, provided that normal wear and tear is excepted. Neither Seller nor any member of the SI Group has received any notification that it is in violation of any applicable regulation and no such violation exists, with respect to the Real Property.

                           2.1.10  Movable Property.

                           (a)  Schedule 2.1.10(a)(i) contains a list of all
assets used by the SI Group in the conduct of the Business as heretofore conducted including all movable property (the "Movable Property"). Schedule 2.1.10(a)(ii) contains the list of all items of Movable Property which are excluded from the indemnification by Seller under the provision of Section 6 for breach of representations and warranties made by Seller in Section 2.1.10(c) below.

                           (b)  All of the Movable Property is sufficient to
conduct the business of the SI Group on a stand-alone basis.

                           (c)  Except for items of Movable Property set forth
in Schedule 2.1.10(a)(ii) above, all of the Movable Property is in good working condition with no known material defects and is adequate for the uses to which it is being put, subject to routine maintenance and repairs which are not material in nature or cost, provided that normal wear and tear is excepted. None of such Movable Property is in need of maintenance or repairs except ordinary routine maintenance and repairs which are not material in nature or cost. With respect to each item of Movable Property, neither Seller nor any member of the SI Group has received any notification that it is in violation of any applicable regulation and, with respect to each piece of Movable Property, no such violation exists.

                           2.1.11  Title to Property.  Except as set forth in
Schedule 2.1.11, the SI Group has good and marketable title pertaining to all Owned Real Property (including the origine de propriete trentenaire) and to all Movable Property purported to be owned by it, subject to no Encumbrances, except for Permitted Encumbrances. Except as set forth in Schedule 2.1.11, the Business is not subject to a nantissement de fonds de commerce or equivalent lien in any jurisdiction.

                           2.1.12  Contracts and Commitments.

                           Except as set forth in Schedule 2.1.12:
                           (a)  All contracts, leases and agreements entered
into by any member of the SI Group pertaining to the operation of the Business (the "Contracts") are valid, in full force and effect, and enforceable in all respects by the SI Group. The SI

Group has performed all of its material obligations required to be performed thereunder, and no member of the SI Group is in default or violation thereof.

                           (b)  There are no contracts with respect to which the
performance of this Agreement by Seller will constitute a default or an event of acceleration or will give the other contracting party a right to terminate, renegotiate or amend such contracts.

                           (c)  There are no outstanding purchase contracts or
purchase commitments of any member of the SI Group which involve payments by any member of the SI Group of more than FF 50,000 (fifty thousand French Francs) individually or which continue for a period of more than twelve (12) months.

                           (d)  There are no outstanding sales orders, contracts
or commitments of any member of the SI Group which involve payment to any member of the SI Group of more than FF 50,000 (fifty thousand French Francs) individually or which continue for a period of more than twelve (12) months.

                           (e)  There are no outstanding contracts, agreements
or arrangements with (i) officers, Employees, agents, consultants, advisors, salesmen or sales representatives of the SI Group providing for annual payments in excess of FF 50,000 (fifty thousand French Francs) or (ii) sales or other agents, franchisees, distributors or dealers of the SI Group, in each case, which are not cancellable by the SI Group on notice of not longer than ninety
(90) calendar days without liability, penalty or premium (imposed by contract) or which provide for the payment of any bonus or commission based on sales or earnings.

                           (f)  No member of the SI Group is in default under
any contract made or obligation owed by it in connection with the Business.

                           (g)  No member of the SI Group is restricted from
carrying on the Business anywhere in the world.

                           2.1.13  Inventory.   All of the inventories of the SI
Group as of the Closing Date (the "Inventories") except for inventory for which there is a specific reserve on the Closing Balance Sheet, will consist of a quality and quantity usable and salable in the ordinary and usual course of business consistent with past practice and with the specifications for such Inventories as described in the SI Group's product sales documentation, and will be owned by the SI Group. The Inventories consist of (i) raw materials; (ii) on-going works; (iii) semi-finished products, and (iv) finished products. The Inventories of the SI Group consisting of finished products are saleable within a period of twelve (12) months.

                           2.1.14  Receivables.  All accounts receivable of the
SI Group as of the Closing Date (the "Receivables") will represent sales actually made in the ordinary and usual course of business, consistent with past practice and will represent the legal, valid and binding obligations of the obligors thereon. Except as set forth in Schedule 2.1.14, ninety-five percent (95%) of the Receivables shown in the Closing Balance Sheet will be collectable within one hundred eighty (180) calendar days of the Closing Date. One hundred percent (100%) of the Receivables shown in the Closing Balance Sheet less any specific reserve therefor will be collectable within nine (9) months of the Closing Date.

                           2.1.15  Litigation.  Except as set forth in Schedule
2.1.15, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending or threatened, against any member of the SI Group, nor is there any such action against an officer, director or senior manager of any member of the SI Group, relating to the Business. No member of the SI Group has received any notice that it is subject to any judgement, order or decree, entered in any lawsuit or proceeding which is likely to affect its ability to conduct the Business in all respects as presently being conducted.

                           2.1.16  No Broker.  There is no broker, finder or
financial advisor other than Jean-Jacques de Boissieu of CNPA (Centre National de Partenariat et d'Acquisition), who is acting or has acted on Seller's behalf, nor is there any person, firm or corporation entitled to receive any brokerage, commission or finder's or financial advisory fee from Seller, in connection with the transactions contemplated by this Agreement. Any fees and expenses for any such broker, including fees owed to Jean-Jacques de Boissieu of CNPA
(Centre National de Partenariat et d'Acquisition), will be paid by Seller.

                           2.1.17  Governmental Permits; Compliance with Laws.

                           (a)  The operation of the Business as heretofore
conducted does not require any permits, licenses or authorizations (other than Environmental Permits, as defined in Section 2.1.18(a)).

                           (b)  Each member of the SI Group is in all material
respects in compliance with all applicable laws, regulations, orders and permits of all authorities or agencies applicable to the Business (including without limitation, those relating to anti trust and trade regulation, health and safety, labor, employment, and zoning and building codes, but excluding Environmental Laws, as defined in Section 6.10(b) and referred to specifically in Section 2.1.18). No notices have been received by any member of the SI Group relating to termination or cancellation of, and no member of the SI Group is in violation of the terms and conditions of, any such permits or authorizations. No member of the SI Group has received any complaint, citation or notice of violation from any Governmental Entity (as defined in Section 8.11(g) hereof) and none is threatened, alleging that any member of SI Group has violated any laws or regulations of Governmental Entities applicable to the Business other than Environmental Laws.

                           2.1.18  Environmental Matters.  The Seller and the
Buyer acknowledge that the purchase price for the Shares has been reduced by FF 5,000,000 (five million French Francs) in order to exempt Seller from liability for environmental issues, except as specifically provided herein.

                           (a)  Except as set forth in Schedule 2.1.18(a) or
Schedule 2.1.18(b), neither the Seller, nor to the best of Seller's knowledge the Company, has received any written communication indicating that (i) any member of the SI Group has failed to obtain any permit, license or other authorization ("Environmental Permits") which are required under the Environmental Laws for the ownership and use of Real Property and the operation of the Business; (ii) any of such Environmental Permits have ceased to be in effect; (iii) an appeal or any other action is pending to revoke any such Environmental Permit; or (iv) any member of the SI Group has failed to be in full compliance with all terms and conditions of any such Environmental Permit.

                           (b)  Schedule 2.1.18(b) hereto contains an
environmental audit report prepared for Buyer (the "Environmental Report"). The Environmental Report contains:

                                            (i)  an accurate and complete list
         of Environmental Permits necessary to the conduct of the Business;

                                            (ii)  an accurate and complete list
         of Hazardous Substances (as defined in Section 6.10(c) hereof) used or generated by the SI Group;

                                            (iii)  an accurate and complete
         description of the waste disposal practices of the SI Group, including the names of owners or operators of each location to which wastes have been sent for treatment, storage or disposal;

                                            (iv)  an accurate and complete
         description of material environmental instructions by Governmental Entities received by the SI Group, with respect to the Business;

                                            (v)  an accurate and complete
         description of material environmental risks and hazards tied to the Business as required by Law no 76-663 of July 19, 1976 on regulated facilities (installations classees); and

                                            (vi)  except as otherwise set forth
         in Schedule 2.1.18(b)(vi), an accurate and complete description of any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, or septic tanks in which process wastewater or any Hazardous Substances have been disposed.

                           (c)  Seller has heretofore delivered to Buyer
accurate and complete copies of all environmental studies made in the last five years relating to the Real Property or any other property or facility previously owned, operated or leased by the SI Group.

                           (d)  Neither the Seller, nor to the best of the
Seller's knowledge the Company, has received any written communication indicating that (i) there is any pending or threatened, claim, lawsuit, or administrative proceeding against any member of the SI Group with respect to the Business under any Environmental Law; (ii) there is a violation of any applicable Environmental Law; (iii) that any member of the SI Group may otherwise be liable under any applicable Environmental Law, including, but not limited to, a Cleanup (as defined in Section 6.10(a) hereof), which violation or liability is unresolved; or (iv) there has been any release, spill or discharge of Hazardous Substances on or underneath any of the Real Property, that would be reasonably likely to have a material adverse effect on the Business.

                           2.1.19  Employees; Employee Benefits; Health and
Safety.

                           (a)  Seller has heretofore delivered to Buyer an
accurate and complete (i) list identifying by age, seniority and classification the employees of each member of the SI Group (the "Employees") as of the date hereof, (ii) schedule of remuneration by classification as of the date hereof,
(iii) description of all the standard employment practices and policies and
(iv) summary of all important modifications since the Base Balance Sheet, in the general level of compensation paid to the Employees.

                           (b)  Schedule 2.1.19(b) contains an accurate and
complete description of each of the non-statutory employee benefits provided to Employees (in cash or in kind). Except as set forth in Schedule 2.1.19(b) hereto, there are no pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, company savings plans or employee funds of each member of the SI Group beyond mandatory statutory or regulatory obligations (collectively, the "Benefit Plans") with respect to which each member of the SI Group has or could incur any obligation or liability or which are maintained, contributed to or sponsored by each member of the SI Group for the benefit of any current or former employee, officer or director of each member of the SI Group. Each member of the SI Group is in compliance with all statutory or regulatory requirements with respect to the Employees. Except as set forth in
Schedule 2.1.19(b) hereto, all Benefit Plans are fully funded or amounts due pursuant thereto are fully insured or adequate resources there for have been made in the Base Balance Sheet, in accordance with French GAAP, or will be made on the Closing Balance Sheet. All payments of social securi-ty contributions and contributions to the various social and retirement and related organizations required to be made by each member of the SI Group have been duly made. Each member of the SI Group has duly and timely filed all returns with the social security and retirement and related organizations and authorities, such returns have been accurately prepared, and no member of the SI Group is, or may become, liable for any adjustment or penalty related to any such filings or on account of any payments made for any past period.

                           (c)  Except as set forth in Schedule 2.1.19(c), with
respect to the Employees:

                                            (i)  there are no agreements or
         arrangements with any present or former Employees that are not in the ordinary and usual course of business, consistent with past practice;

                                            (ii)  there is no Employee whose
         termination would require payment by each member of the SI Group of an amount exceeding that provided by law or by the applicable collective bargaining agreement or internal collective workers' agreements;

                                            (iii)  there is no Employee whose
         compensation or other benefits are based on the profits, results or turn over of the SI Group, or any member of the SI Group, in any manner exceeding that provided by law or the applicable collective bargaining agreement or internal collective workers' agreements;

                                            (iv)  there is no Employee who has
         the right to employment benefits or rights or pensions or other retirement benefits exceeding those provided by law or the applicable collective bargaining agreement or internal collective labor agreements; and

                                            (v)  there is no Employee who is or
         may be entitled to any compensation as a result of the consummation of the transactions contemplated by this Agreement.

                           (d)  Except as set forth in Schedule 2.1.19(d), there
is no lawsuit, arbitration or proceeding pending or threatened, against any member of the SI Group, in connection with any Employee or former employee.

                           (e)  Each member of the SI Group is in compliance
with all health and safety laws and regulations, including without limitation, work councils, workers representatives and collective bargaining agreements, issued by any and all Governmental Entities, and there are no worker safety and health reports, studies, investigations and audits which identify material liabilities with respect to the Business.

                           (f)  Seller has heretofore delivered to Buyer an
accurate and complete copy of all collective bargaining agreements, trade union agreements, internal collective labor agreements and company-wide agreements applicable to each member of the SI Group as well as all trade-unions represented in the SI Group.

                           2.1.20  Loans to or from Directors, Officers and
Employees. Except as set forth in Schedule 2.1.20, there are no outstanding material loans or open account advances payable to any member of the SI Group by any current or former officer, director, or employee of any member of the SI Group, and there are no guarantees, endorsements or other obligations of any member of the SI Group with respect to any indebtedness, obligation or liability of any of the foregoing persons. There are no outstanding loans or open account advances payable by any member of the SI Group to any current or former officer, director, or employee of any member of the SI Group.

                           2.1.21  Taxes.

                           (a)  Each member of the SI Group has, within the time
and in the manner prescribed by law:

                                            (i)  duly filed with the appropriate
         taxing authorities all Tax Returns (as defined in Section 2.1.21(g) hereof) required to be filed by or with respect to such member of the SI Group or with respect to or attributable to the Business or the assets of such member of the SI Group, and all such Tax Returns are accurate, correct and complete in all material respects;

                                            (ii)  timely paid in full or has
         made adequate provision on the Base Balance Sheet for all Taxes (as defined in Section 2.1.21(f) hereof) shown to be due on such Tax Returns or otherwise due and payable with respect to the SI Group or the Business or the assets of the SI Group; and

                                            (iii)  complied with all applicable
         laws, rules and regulations relating to the withholding of Taxes and the payment of withheld Taxes.

                           (b)  The Tax Returns referred to in paragraph (a)
above are not currently the subject of any audit or other proceeding by a tax administration or any local or foreign governmental authority. There are no outstanding waivers or comparable consents or extensions given by any member of the SI Group regarding the application of the statute of limitations with respect to such Tax Returns. No such audit or proceeding is threatened against any member of the SI Group.

                           (c)  There are no Encumbrances for Taxes upon the
assets of any member of the SI Group.

                           (d)  Neither Seller nor any member of the SI Group
has received any notice of deficiency or assessment from any national, local or foreign governmental authority with respect to any liability for Taxes of any member of the SI Group or with respect to the Business or the assets of any member of the SI Group, which liability has not been fully paid or finally settled. No administrative, judicial or other proceeding is presently pending with respect to any Taxes or Tax Returns of any member of the SI Group or with respect to the Business or the assets of any member of the SI Group.

                           (e)  No member of the SI Group is a party to any
written agreement providing for the allocation or sharing of Taxes, and no member of the SI Group shall have any continuing obligations or liabilities under any such agreement after the Closing Date.

                           (f)  For purposes of this Agreement, the term "Tax"
or "Taxes" shall mean all direct or
indirect taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, property or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto imposed by any national, local or foreign governmental authority.

                            (g) For purposes of this Agreement, the term "Tax
Return" shall mean any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any national, local or foreign governmental authority in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements.

                            2.1.22 Restrictions and Authorizations. Except as
set forth in Schedule 2.1.22, the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby or thereby will not result in a breach of, or constitute a default under, or give rise to a right of termination of, any Contract, permit or authorization to which any member of the SI Group is subject or a party, or violate any of the provisions of the by-laws of any member of the SI Group, and no approval, consent, or authorization, or filing or registration with, any Governmental Entity, or any third party with respect to the Contracts, is required on the part of Seller or any member of the SI Group in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby and thereby. Contracts, permits or authorizations listed in Schedule 2.1.22 shall be hereinafter referred to as "Specific Contracts".

                            2.1.23 Powers of Attorney; Bank Accounts.

                            (a) No person, corporation, firm, association or
business entity holds a proxy, general or special power of attorney, or other similar instrument from any member of the SI Group.

                            (b) Schedule 2.1.23(b) hereto identifies each bank
or other financial institution at which
any member of the SI Group has an account and the names of all persons having signature authority over any such account.

                           2.1.24  Product Liability.

                           Except as set forth in Schedule 2.1.24:

                            (a) Since 1990, there have been no civil, criminal
or administrative actions, suits, notices of violation, notices of investigation or notices of proceedings which were or are pending or threatened, and there have not been any written demands or claims (and since 1990 there have been no oral demands or claims) against any member of the SI Group, and there have been no oral demands or claims made to agents acting on behalf of the SI Group, in each case relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any alleged failure to warn or alleged breach of express or implied warranties or representations, relating to any product manufactured, distributed, or sold by the SI Group.

                            (b) Since 1990, there have not been any product
recalls, reworks, or post-sale warnings (the "Recalls") issued by any member of the SI Group and, there have been no oral Recalls issued by agents acting on behalf of any member of the SI Group, relating to any product designed, manufactured, distributed, or sold by the SI Group or any investigation or consideration of, or decision concerning, whether or not to undertake any such Recall.

                            2.1.25 Insurance. The SI Group maintains insurance
policies equal to or in excess of the average coverage for companies operating in a similar line of business and in a similar geographical location. All insurance policies currently maintained by the SI Group and which cover properties, assets, businesses and operations of the SI Group are valid and in full force as of the date of this Agreement and shall remain in effect in accordance with their terms. All current premiums have been paid. No member of the SI Group is in breach in any material respect of the terms of any such policies and has timely served proper and accurate notice of all events or information required in connection with such policies in a timely manner. The consummation of the transactions contemplated by this Agreement shall not constitute a default or an event of acceleration or otherwise entitle insurers to terminate, renegotiate or amend the current insurance policies.

                  2.2 Representations and Warranties of Buyer. Except in the case of representations and warranties made as of a specific date, which shall be deemed made as of such date, Buyer represents and warrants to seller as of the date hereof and as of the Closing Date, as follows:

                            2.2.1 Corporate Status. Buyer is a corporation duly
organized and validly existing under the laws of France, and has all requisite corporate power to own its properties and carry on its business as now being conducted.

                            2.2.2 Execution and Effect of Agreement. Buyer has
the full corporate power and authority to enter into this Agreement and the other documents contemplated hereby. The execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate action of Buyer, and no other proceedings will be necessary to authorize this Agreement or the other documents contemplated hereby or the consummation of the transactions contemplated hereby or thereby, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                            2.2.3 No Lawsuits; Consents. There is no lawsuit,
arbitration or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might prevent the consummation of any of the transactions contemplated by this Agreement, and no approval or authorization of any Governmental Entity or of any third party is required in connection with the execution, delivery and performance by Buyer of this Agreement and the other documents contemplated hereby and thereby.

                            2.2.4 No Broker. There is no broker, finder or
financial advisor, acting or who has acted on Buyer's behalf, nor is there any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from any party other than Buyer in connection with the transactions contemplated by this Agreement.

                              ARTICLE 3 - COVENANTS

                  3.1  Covenants of Seller.

                            3.1.1 Business in Ordinary Course. Except as
contemplated by this Agreement, during the period from the date hereof to the Closing, Seller shall cause each member of the SI Group to conduct the Business in accordance with the ordinary and usual course of business, consistent with past practice, (specifically including, without limitation, the collection of "accounts receivable" and the payment of "accounts payable"). Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing, Seller covenants that no member of the SI Group will take, without the prior written consent of Buyer, any exceptional action, including, without limitation, an action which will cause the representations and warranties contained in Section
2.1.7 hereof not to be true and correct as of the Closing.

                            3.1.2 Perform Contracts. Between the date hereof and
the Closing, Seller shall cause each member of the SI Group to perform all obligations to be performed under all the Contracts, leases and documents relating to the properties and the Business, consistently with past practice.

                            3.1.3 Employment Agreement with Seller. At the
Closing Date Seller shall enter into the employment agreement with Buyer substantially in a form attached hereto as Exhibit IV (the "Employment Agreement").

                           3.1.4  Non-Competition.

                            (a) Seller covenants and agrees that, for the period
of his employment under the Employment Agreement and for the three years following the termination of the Employment Agreement, he will not and will not permit, in the European Union and North America, any corporation, partnership or other person in which Seller will be involved to, directly or indirectly, hire, solicit or attempt to hire or solicit any Employee; or

                                            (i)    engage in;

                                            (ii)   have any ownership or
         equity interest in any business, firm, corporation, joint venture or other entity engaged in; or

                                            (iii)  consult with or assist any
         person or entity who or which is engaged in;

any business which competes, directly or indirectly, with the Business (A) as conducted on the Closing, (B) as conducted anytime within the three (3) year period prior to the Closing, and (C) after giving effect to such new products, additives or other items as the SI Group plans on the date of this Agreement to introduce in the period ending on the third anniversary of the Closing in any jurisdiction or market in which the Business or the SI Group operates or engages in sales activities directly or through its agents, distributors, brokers or affiliates.

                           (b)  If any provision of paragraph (a)
of this Section 3.1.4 shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that any such provision shall be deemed modified to the minimum degree necessary to make such provisions valid and enforceable under applicable law and that the provision shall thereafter be enforced to the fullest extent possible. The existence of any claim which Seller may allege against Buyer, whether based on this Agreement or otherwise, will not prevent the enforcement of this Section 3.1.4. Seller agrees that monetary damages will not be a sufficient remedy for a breach of this covenant, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 3.1.4 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled.

                            3.1.5 Directors. Effective Closing, Seller shall
cause the directors of the Company and each member of the SI Group to submit their written resignations from such positions.

                            3.1.6 Customers/Suppliers Transition.

                            (a) Between the date hereof and the Closing, Seller
shall take or shall cause each member of the SI Group to take such commercially reasonable steps as Buyer may require, to ensure a smooth business transition for each member of the SI Group and the distributors and major suppliers and customers of the SI Group including, as appropriate the arranging of joint visits to such distributors and major suppliers and customers. To this effect, Seller shall de-liver to Buyer, as promptly as possible and no later than five business days after the date hereof, a list of major customers and major suppliers of the Business. Between the date hereof and the Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld, the Buyer will not communicate with any of the customers of the Business.

                           (b) Seller shall assist the Buyer at the Closing to
send jointly signed letters to the major customers and suppliers and to make joint announcements.

                           (c) Between the date hereof and the Closing, Seller
shall take or shall cause each member of the SI Group to take such commercially reasonable steps as Buyer may require, including joint visits to the relevant customers, to ensure that the Specific Contracts are not terminated or otherwise adversely affected by the completion of the transactions contemplated by this Agreement.

                           3.1.7 Shares.

                           (a) Prior to Closing, Seller shall purchase from the
Minority Shareholders the Shares owned by the Minority Shareholders in the Company which have not been transferred to Seller on the date of this Agreement.

                           (b) Prior to Closing, Seller shall cause the Company
to purchase from SDR Centrest the shares of Financiere Somomeca SA owned by SDR Centrest.

                           (c) Prior to Closing, Seller shall cause the Company
to purchase from the minority shareholders (including, directors) the shares owned by such minority shareholders in the Subsidiaries.

                           3.1.8 Access to Information. Between the date of this
Agreement and the Closing, Seller will cause each member of the SI Group, upon reasonable notice from Buyer and during normal business hours:

                                            (i)  to give Buyer and its
         authorized representatives reasonable access to all books, records, offices and other facilities and properties of the SI Group,

                                            (ii)  permit Buyer and its
         authorized representatives to make such inspections thereof as Buyer may reasonably request, and

                                            (iii)  cause its officers to
         furnish Buyer with such financial and operating data and other information with respect to business and properties of each member of the SI Group as Buyer may from time to time reasonably request; pro-vided, however, that any such access shall be conducted in such a manner as not to interfere with the operation of the Business.

                           3.1.9 Key Employees. Seller shall use best efforts to ensure the continuance of the employment of the key employees of the SI Group listed on Schedule 3.1.9 hereto (the "Key Employees").


                  3.2  Covenant of Buyer.

                       3.2.1 Regulatory Filings. Promptly the Closing, Buyer shall cause the relevant members of the SI Group to notify the Prefecture of the change in control of the Business as required by Article 34 of the Decree no 77-1133 dated September 21, 1977. Any such request for approval and notification and any subsequent report form and supplemental information shall be in compliance with the applicable legal requirements.

                  3.3 Mutual Covenants. Each of Seller and covenants and agrees as follows:

                           3.3.1 Publicity. Seller and Buyer agree that, from
the date hereof through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any Governmental Entity, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                           3.3.2 Commercially Reasonable Efforts. Subject to the
terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause each of the conditions to Closing to be fulfilled and the Closing to occur.

                           3.3.3 Cooperation.

                           (a) Seller and Buyer shall keep each other apprised
of the status of any communication with, and any inquiries or requests for additional information from, any foreign or domestic antitrust or competition authority or Governmental Entity, and shall comply promptly with any such inquiries or requests.

                           (b) Each of Seller and Buyer shall use its best
efforts to obtain any clearance required under any applicable legislation, rules or regulations for the purchase and sale of the Shares. All such requisite consents of Governmental Entities as may be so required are set forth in
Schedule 3.3.3 hereto (collectively, the "Governmental Consents").

                           (c) Neither party shall be required by this Section
3.3.3 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of any member of the SI Group).

                           3.3.4 Access to Information. After the Closing each
of Buyer and Seller shall furnish or cause to be furnished, upon reasonable written notice, to the other and its employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the SI Group as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment as well as the preparation of any filing or submission which is necessary under any applicable legislation, rules or regulations.

                           3.3.5 Records. At the Closing, Seller shall cause to
be delivered to Buyer all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, the "Records") and all copies thereof, in the possession of Seller, directly relating to the Business.

                           3.3.6  Confidentiality.

                           (a) Seller covenants that, after the Closing, it will
not, without the prior written consent of Buyer, disclose to any person confidential information relating to or concerning the SI Group, the Business, or Buyer (the "Confidential Information"), unless Seller is legally obligated to disclose such information.

                           (b) In the event that Seller is requested or required
by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, Seller will provide Buyer with prompt notice of such request or demand or other similar process so that Buyer may seek an appropriate protective order or, if such request, demand or other similar process is not mandatory, waive compliance with the provisions of this Section 3.3.6, as appropriate.

                           (c) The term "Confidential Information" does not
include information which:

                                            (i)  becomes generally available to
         the public other than as a result of disclosure by Seller in violation of the preceding paragraph,

                                            (ii)  was available on a
         nonconfidential basis prior to its disclosure by Seller, or

                                            (iii)  becomes available to Seller
         on a nonconfidential basis from a source other than the Business, provided that such source is not bound by a confidentiality agreement with the Company or any member of the SI Group, Buyer or their re-spective representatives.

                           3.3.7 Taxes. With regard to Taxes, Buyer and Seller
agree to cause the SI Group to prepare and timely file all required Tax Returns of the SI Group or relating to the business or the assets of the SI Group for any taxable year or period which ends on or before the Closing.


                             ARTICLE 4 - CONDITIONS

                  4.1 Conditions to Obligations of Buyer. The obligations of Buyer to complete the purchase of the Shares on the Closing are subject to the following conditions:

                           4.1.1 Representations and Warranties True and
Correct. Seller's representations and warranties made in this Agreement shall be true and correct as of the date hereof, and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such date), and Seller shall deliver certificates to Buyer executed by the chief financial officer or other appropriate officers of the Company to this effect.

                           4.1.2 Compliance with Agreement. Seller shall have
performed and complied in all material respects with all of their obligations under this Agreement, or shall have cured any instance of material non-performance or non-compliance, at or before the Closing, and Seller shall deliver a certificate to Buyer executed by Seller to this effect.

                           4.1.3 No Regulatory Impediment. No statute, rule,
regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued or other legal restraint or prohibition preventing the purchase of the Shares shall be in effect.

                           4.1.4 Financing. Buyer shall have obtained from the
banks sufficient funds to pay to Seller the Share Purchase Price and the maximum amount of Additional Consideration provided for herein.

                           4.1.5 Shares.

                           (a) Seller shall have purchased the Shares owned by
the Minority Shareholders in the company and Seller shall have valid, good and marketable titles to such Shares free of any Encumbrances.

                           (b) The Company shall have purchased the shares of
Financiere Somomeca SA owned by SDR Centrest.

                           (c) The Company shall have purchased the shares of
its Subsidiaries from the minority shareholders of such Subsidiaries.

                           4.1.6 No Material Adverse Change. From the date of
the Base Balance Sheet to the Closing, no member of the SI Group shall have suffered any material adverse change in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations, provided, that changes in financial ratios shall not constitute a material adverse change.

                           4.1.7 Work Councils. Any and all consultations shall
have occurred with the work councils of the relevant members of the SI Group.


                           4.1.8 Bank Support. The Seller shall have delivered a
bank letter of credit or bank guarantee as provided in Section 6.2(a) hereof.

                  4.2 Conditions to Obligations of Seller. The obligations of Seller to complete the sale of the Shares on the Closing are subject to the following conditions:

                           4.2.1 Representations and Warranties True and
Correct. Buyer's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such date).

                           4.2.2 Compliance with Agreement. Buyer shall have
performed and complied in all respects with all of its obligations under this Agreement or shall have cured any instance of material non-performance or non-compliance, at or before the Closing.

                  4.3  Mutual Conditions.  The obligations of
Buyer and Seller to complete the purchase and the sale of the Shares on the Closing are subject to the following mutual conditions.

                           4.3.1 Governmental Consents. All Governmental
Consents shall have been obtained.

                           4.3.2 Escrow Agreement. The parties and the Bank
shall have executed the Escrow Agreement.

                           4.3.3 Employment Agreement. The parties shall have
executed the Employment Agreement.


                               ARTICLE 5 - CLOSING

                  5.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 68 rue du Faubourg St. Honore, 75008 Paris on December 15, 1997 or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller, provided, however, that the Closing shall take place no later than the last business day of the month during which all of the conditions to Closing set forth in Article 4 hereof shall have been fulfilled (the "Closing Date").

                  5.2  Deliveries.  At the Closing:

                           5.2.1 Seller's Deliveries. Seller shall deliver, or
shall cause to be delivered, to Buyer the following:

                           (a) Duly signed and completed stock powers (ordres de
mouvement) in favor of Buyer or its designee(s) for the Shares.

                           (b) The stock transfer register (registre des
mouvements de titres) and the stockholder register (registre des comptes d'actionnaires) of the Company.

                           (c) A letter of resignation signed by each of the
directors of each member of the SI Group effective upon the appointment of new directors in accordance with paragraph (d) hereafter.

                           (d) The minutes of a duly called meeting of the
board of directors or of the shareholders' meeting of each member of the SI Group, as the case may be, a draft of which shall have been delivered by Seller to Buyer reasonably in advance of the Closing, including provisions with respect to, inter alia, appointing new directors.

                           (e) The bank letter of credit or bank guarantee as
provided in Section 6.2(a) hereof.

                           5.2.2 Buyer's Deliveries. Buyer shall deliver, or
shall cause to be delivered, to Seller the Share Purchase Price minus the Deposit Amount and capital gains net of taxes upon disposition of OPCVM's, if any.


                           ARTICLE 6 - INDEMNIFICATION

                  6.1  General Indemnification by Seller.

                           (a) Subject to the terms and conditions of this
Agreement, Seller agrees to indemnify, defend and hold harmless Buyer, from and against expenses resulting from any and all liabilities, obligations, damages, deficiencies, losses, claims, actions, lawsuits, proceedings, judgments, demands, costs and penalties (including reasonable attorneys' fees) (the "Indemnifiable Losses") asserted against, suffered or incurred by Buyer or any member of the SI Group resulting from (i) any breach of Seller's representa-tions or warranties contained herein, or (ii) any breach of Seller's covenants contained herein.

                           (b) Without limiting the generality of the foregoing,
the term "Indemnifiable Losses" shall include any penalty, late payment interest, increase or fine which may fall or be deemed to be due as a result of any Tax audit as well as of any audit or other action or administrative proceeding by any Governmental Entity, as well as any penalty, late payment interest, surcharge or fine or cost or expense of compliance with any order, decree, directive or judgement which may fall or be deemed to be due as a result of any claim, proceeding, order, directive or judgment relating, directly or indirectly, to the domestic or international operations or activities of the SI Group.

                           (c) Without limiting the generality of the foregoing,
the parties hereto agree that the term "Indemnifiable Losses" shall include losses resulting from third parties claiming, on the basis of Articles

1382, 1383, 1384 and from 1146 to 1156 of the French Civil Code, civil and contractual responsibility (responsabilite civile) of the SI Group arising from activities of the SI Group prior to the Closing.

                  6.2  Limitation of Liability.

                           (a) The indemnification obligations of Seller for any
Indemnifiable Loss incurred by Buyer or the SI Group in respect of any breach of the representations and warranties contained in this Agreement (other than with respect to Taxes) shall not exceed in the aggregate FF 10,000,000 (ten million French Francs). Seller shall provide Buyer with a bank letter of credit or bank guarantee in the amount of FF 10,000,000 (ten million French Francs), in either case in a form, and issued by a bank, reasonably acceptable to the Buyer.

                           (b) Buyer shall not be entitled to make a claim for
any Indemnifiable Loss incurred in respect of any breach of the representations and warranties contained in this Agreement unless and until the aggregate amount of claims for Indemnifiable Losses exceeds one hundred thousand French Francs (FF 100,000); provided, that when the amount claimed exceeds FF 100,000 (one hundred thousand French Francs), the claim shall be made for the entire amount then claimed.

                           (c) The limitations set forth in paragraphs (a) and
(b) above shall not apply to any indemnification obligation of Seller under
Section 2.1.21 hereof, nor any breach of the covenants of Seller contained in this Agreement.

                           6.3 Survival of Seller's Representations, Warranties
and Covenants.

                           (a) The representations and warranties under Sections
2.1.1, 2.1.2, 2.1.3, 2.1.4 and 2.1.16 hereof shall survive indefinitely.

                           (b) Claims for indemnification in respect of any
breach of representations and warranties of Seller under Section 2.1.21 of this Agreement shall be made within the applicable statute of limitations plus sixty
(60) business days.

                           (c) Claims for indemnification in respect of any
breach of representations and warranties of Seller under this Agreement, other than those referred to in paragraphs (a) and (b) above, shall be made within a period of three (3) years after the Closing; provided, that on the third anniversary of the Closing, any amount then claimed by Buyer will be sought whether or not it exceeds FF 100,000 (one hun-dred thousand French Francs).

                           (d) The covenants of Seller contained herein shall
survive after the Closing. Claims for indemnification in respect of any breach of a covenant of Seller under this Agreement shall be made within the time period, if any, specified within such covenant, or within the applicable statute of limitations for contractual claims, if no time period for making a claim is specified within such covenant.

                  6.4 Third Party Claim. Under this Agreement, the obligation of Seller to indemnify (the "Indemnifying Party") and the entitlement to indemnification of Buyer (the "Indemnified Party") in respect of, arising out of or involving a claim or demand made by third parties (the "Third Party Claims") will be subject to the following terms and conditions:

                                            (i)  Upon receipt of written notice
         of any Third Party Claim asserted against, resulting to, imposed upon or incurred by an Indemnified Party, such Indemnified Party will undertake the defense thereof, by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnifying Party, provided that (A) the Indemnified Party agrees to consult with the Indemnifying Party in a timely manner on all important strategic matters relating to any such Third Party Claim, (B) the Indemnified Party shall not settle any Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, taking into account the balance of interests between the legal merits of the claim and any bona-fide commercial interest of the Indemnified Party to agree to a prompt settlement, and (C) that the Indemnified Party shall have a good faith duty to mitigate any loss in a commercially reason able manner, including taking all commercially reasonable steps to recover amounts due to the Indemnified Party as a result of the relevant Third Party Claim. The Indemnifying Party shall pay the reason able legal fees and legal expenses incurred by the Indemnified Party in the defense of such claims.

                                            (ii)  The Indemnifying Party will
         provide the Indemnified Party against whom a Third Party Claim is asserted with access to all records and documents relating to any Third Party Claim. The Indemnified Party will provide the Indemnifying Party with access to all records and documents of the Indemnified Party relating to any Third Party Claim.

                  6.5 Notices. Buyer shall notify Seller in, and in reasonable detail, of the nature of the claim if possible

                                            (i)  within thirty (30) business
         days after receipt by Buyer of written notice of any Third Party Claim,

                                            (ii)  within thirty (30) business
         days after a determination by Buyer that any facts or circumstances of which it has learned give rise to a claim, and

                                            (iii)  with respect to Taxes,
         within ten (10) business days of receipt of any Tax assessment notice (including a notice of proposed assessment);

failure to provide such notice in writing within such ten (10) or thirty (30) business day period shall only reduce indemnification to the extent the failure to notify on a timely basis shall have increased the amount of the otherwise Indemnifiable Loss.

                  6.6 When Payable. Indemnification under this Agreement shall be payable with respect to any claim concerning an Indemnifiable Loss (as defined in Section 6.1(b) and (c) hereof) upon the earliest of:

                                            (i)  the date any payment is
         required to be made to any Tax or other administrative authority with respect to any claim from such authority with respect to which no further appeal may be made;

                                            (ii)  the resolution of such claim
         by mutual agreement between Seller and Buyer;

                                            (iii)  the issuance of a final
         judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the appropriate parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between Seller and Buyer; or

                                            (iv)  the final settlement of a
         Third Party Claim.

                  6.7  Miscellaneous Provisions.

                           (a) The amount of any indemnity payable hereunder on
account of an Indemnifiable Loss shall be reduced by any insurance proceeds actually received by the Indemnified Party with respect thereto.

                           (b) The amount of any indemnity payable hereunder on
account of an Indemnifiable Loss shall be further reduced by the amount of specific re serves, other than the floating (general) reserves, booked on the Closing Balance Sheet.

                           (c) The amount of any indemnity payable hereunder on
account of an Indemnifiable Loss shall be net of any actual cash tax saving for the SI Group resulting from such Indemnifiable Loss.

                           (d) Any amount owed to Buyer by Seller for
Indemnifiable Losses shall be treated for accounting purposes as an adjustment to the Share Purchase Price referred to in Section 1.2.1(a) hereof.

                  6.8 Environmental Indemnification by Seller. Seller shall defend, indemnify, and hold harmless Buyer from and against any and all damages resulting from a civil, criminal or administrative litigation relating to:

                                            (i)  Cleanup of Hazardous
         Substances released, disposed of or discharged: (A) on, beneath or adjacent to the

         Real Property on or prior to the Closing; or (B) at any other location if such substances were generated, used, stored, treated, transported or released by or on behalf of the Business or any predecessor thereto on or prior to the Closing; and

                                            (ii)  Loss of life, injury to
         persons or property, or damage to natural resources caused by the actual or alleged release, storage, transportation, treatment, disposal or generation of Hazardous Substances generated, stored, used, dis-posed of, treated, handled or shipped by Seller on or prior to the Closing;

except to the extent that the environmental liability or cost arose from activities of Buyer after the Closing.

                  6.9 Responsibility for Cleanup. Indemnification shall be available under this Section 6.9 only with respect to those specific claims for which Buyer has provided written notice to Seller by the fifth anniversary of the Closing, provided, however, that Buyer may provide notice under this Section, prior to the fifth anniversary of the Closing, for claims for a Cleanup resulting from the generation, storage, use, disposal, treatment, handling, shipping or release of Hazardous Substances prior to the Closing, even if a Cleanup has not yet been required by a Governmental Entity.

                  6.10  Definitions.  As used in this Agreement:

                           (a)  A "Cleanup" means all actions required to:

                                            (i)  cleanup, remove, treat or
         remediate Hazardous Substances in the outdoor environment;

                                (ii) prevent the Release of Hazardous
         Substances so that they do not migrate, endanger or threaten to en-danger public health or welfare or the outdoor environment;

                                            (iii)  perform pre-remedial studies
         and investigations and post-remedial monitoring and care;

                                            (iv)  respond to any government
         requests for information or documents in any way relating to a cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the outdoor environment; or

                                            (v)  any legal or administrative
         proceedings related to items (i) through (iv), including, but not limited to, actions brought by third-parties to recover costs incurred with respect to a Cleanup.

                           (b) "Environmental Laws" means all applicable
treaties, laws, regulations, directives, circulars, orders, decrees, judgements, injunctions, permits, approvals, authorizations, permissions or notices including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, in junction, notice or demand letter issued, entered, promulgated or approved thereunder, relating to pollution or protection of the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

                           (c) "Hazardous Substances" means all substances or
materials regulated as explosive, flammable, toxic or radioactive under any Environmental Law including, but not limited to, petroleum, asbestos, or polychlorinated biphenyls.


                             ARTICLE 7 - TERMINATION

                  7.1 Termination. This Agreement may only terminated (a) by mutual written consent of the hereto; (b) by Buyer, if any of the conditions provided for in Sections 4.1 or 4.3 of this Agreement has not been met by December 31, 1997, and has not been waived by Buyer by such date; (c) by Seller, if any of the conditions provided for in Sections 4.2 or 4.3 of this Agreement has not been met by December 31, 1997, and has not been waived by Seller by such date.

                  7.2 Consequences. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 7:

                                            (i)  this Agreement shall become
         void and of no further force or effect, except for the provisions of
         (A) Section 8.5 relating to certain expenses, (B) Section 3.3.1 relating to publicity, (C) Sections 2.1.16 and 2.2.4 relating to brokers' fees and (D) this Section 7.2;

                                            (ii)  all confidential information
         provided by either party to the other shall be returned to such first party or, upon such first party's instruction, destroyed; and

                                            (iii)  neither party shall be liable
         to the other party for any damages by virtue of any breach of this Agreement.


                            ARTICLE 8 - MISCELLANEOUS

                  8.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

Buyer:                     MOLL PLASTICS SARL
                           C/O GALT INDUSTRIES, INC.
                           767 Fifth Avenue - 5th Floor Suite 506 New York, NY 10153 U.S.A.

                           Attn:  George T. Votis
                           Telecopy: 1 (212) 758-1336

With copy to:              Skadden, Arps, Slate, Meagher
                           & Flom, LLP
                           68 rue du Faubourg St. Honore
                           75008 Paris, France

                           Attn:  Thomas R. Bateman
                           Telecopy: 33 (0) 1 55-27-11-99

Seller:                    Roland and Angele STAPHANE
                           Parc des Chenevres
                           5, rue des Cedres
                           Givry (Saone et Loire), France

With copy to:              Jurifib SA
                           37, rue de la Republique
                           69002 Lyon, France

                           Attn: Bernard Jacquet
                           Telecopy: 33 (0) 4 74-60-25-16

                  8.2 Entire Agreement. This Agreement, the Schedules and Exhibits hereto represent the entire understanding and agreement of the parties and supersede all prior agreements, understandings of arrangements among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such amendment, supplement or modification. Buyer acknowledges that Seller has made no representation or warranty to Buyer, and that Buyer has relied on no representation or warranty, other than those specifically set forth herein.

                  8.3 Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.4  Applicable Law/Governing Language.

                           (a) This Agreement shall be governed by and construed
and enforced in accordance with the laws of France.

                           (b) The parties acknowledge that the negotiations
were conducted, and the Agreement prepared and executed, in French and English.

                  8.5 Expenses. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses provided that all transfer taxes in connection with the purchase of the Shares and all notarial costs and expenses in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

                  8.6  Waiver.

                           (a) Any party may, by written notice the other party:

                                            (i)  extend the time for the
        performance of any of the obligations or other actions of such other party;

                                            (ii)  waive any inaccuracies in the
        representations of such other party contained in this Agreement; or

                                            (iii)  waive compliance with any of
        the agreements of such other party contained in this Agreement or waive or consent to the modification of performance of any of the obligations of such other party.

                           (b) No failure or delay by a party in exercising any
right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  8.7 Severability. If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The invalidity or non-enforceability of any provision of this Agreement, in whole or in part, shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall to the full extent consistent with law continue in full force and effect.

                  8.8 Incorporation by Reference. The Schedules and the Exhibits to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

                  8.9 Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  8.10 Assignment. The rights and obligations under this Agreement may not be assigned or delegated by any party hereto, in whole or in part, to any third party without the prior written consent of the other party hereto, provided, however, that without such prior consent, Buyer shall have the right to assign all or any part of its rights and obligations under this Agreement to (i) any Buyer's affiliate or, (ii) by way of security, guarantee or pledge, to any person procuring credit to Buyer; provided, further, that Buyer irrevocably and unconditionally guarantees the prompt and complete performance by such transferee of Buyer's obligations hereunder.

                  8.11 Certain Definitions. For purposes of Agreement, the term:

                           (a) "affiliate" of any corporate person means any
other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person. A person shall be deemed to control another person if such first mentioned person owns, directly or indirectly, 50% or more of the voting rights of the second mentioned person;

                           (b) "enforceability", "binding and enforceable in
accordance with its terms" or terms of similar import, where they describe an obligation of a party to any agreement, shall be deemed in all cases to be subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or by legal or equitable principles relating to or limiting creditors' rights generally;

                           (c) "business day" means any day other than a
Saturday, Sunday or a public bank holiday in France;

                           (d) "person" means an individual, corporation,
partnership, association, trust or any unincorporated organization;

                           (e) "material" when used in connection with the
Business shall mean material to the Business as a whole;

                           (f) "Permitted Encumbrances" shall mean,
collectively, encumbrances for current taxes or assessments not delinquent, builder, contractor, workmen, repairmen, carrier encumbrances or other similar encumbrances also arising and continuing in the ordinary and usual course of business, consistent with past practice, for obligations which are not delin-quent, and which do not materially affect the value of the property or the usefulness thereof to the Business.

                           (g) "Governmental Entity" means any local, regional,
or national, or European department, division or other body, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality domestic or foreign, including any legislative body, administrative agency, court, commission, council or other organ of the European Union and including without limitation the Prefecture, the Ministere de l'Environnement, the Direction Regionale de l'Industrie, de la Recherche et de l'Environnement (the "DRIRE") and the Direction Departementale des Affaires Sanitaires et Sociales.

                           (h) "Industrial Property" means patents, patent
applications, registered copyrights and applications therefor, registered trademarks and applications therefor, registered trade name and design and applications therefor; unregistered copyrights and trademarks, know-how, trade secrets and proprietary technology; licenses and other agreements relating to the items listed above.

                  8.12  Dispute Resolution.

                           (a) Except as provided in Sections 1.2.2 and 1.2.5
hereof, any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof (a "Dispute"), shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as modified herein. The arbitration shall be held in Paris, France. The arbitration proceedings shall be conducted in English or French as decided by the arbitration tribunal, documentary exhibits may be admissible in French or English without translation into French or English, as the case may be, and the award shall be rendered in both the English and French languages.

                           (b) There shall be three arbitrators of whom Buyer
shall select one and Seller shall select one within twenty (20) business days of defendant's receipt of the request for arbitration. The two arbitrators thus appointed shall select the third arbitrator to act as Chair of the tribunal within twenty (20) business days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the ICC upon the written request of either party within twenty (20) business days of such request. Each arbitrator shall be fluent in both English and French.

                           (c) The parties hereby waive any rights of
application or appeal to the courts of France to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award and actions seeking interim, interlocutory or other provisional relief in any court of competent jurisdiction.

                           (d) The award shall be final and binding upon the
parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

                           (e) The parties shall each bear its own costs and
expenses and an equal share of the arbitrators' and administrative fees of the arbitration.

                           (f) Any monetary award shall be made and promptly
payable in French Francs free of any tax, deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement.

                           (g) This Agreement and the rights and obligations of
the Parties shall remain in full force
and effect pending the award in any arbitration proceeding hereunder.


                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.


SELLER

By:      /s/ Roland Staphane
         ------------------------------
         Roland STAPHANE


By:      /s/ Angele Staphane
         ------------------------------
         Angele STAPHANE


BUYER

By:      /s/ George T. Votis
        -------------------------------
Title:  Chairman and Chief Executive Officer

                                LIST OF EXHIBITS


EXHIBIT I:                 List of Minority Shareholders

EXHIBIT II:                EBIT calculation

EXHIBIT III:               Escrow Agreement

EXHIBIT IV:                Employment Agreement


                                        I

                                LIST OF SCHEDULES


Schedule 1.2.3:                             Base Balance Sheet

Schedule 2.1.3                              Title to Shares

Schedule 2.1.5(a):                          Audited Consolidated
                                            Financial Statements

Schedule 2.1.5(b):                          Audited Financial Statements

Schedule 2.1.5(c):                          Specific Accounting
                                            Principles

Schedule 2.1.5(d):                          Off Balance Sheet Liabilities

Schedule 2.1.6:                             Subsidiaries

Schedule 2.1.7:                             Actions since February 28,
                                            1997

Schedule 2.1.8(a):                          List of the SI Group
                                            Industrial Property

Schedule 2.1.8(b):                          Encumbrances on the SI Group
                                            Industrial Property

Schedule 2.1.8(d): Secrecy and confidentiality agreements with respect to the SI Group Industrial
                                            Property

Schedule 2.1.9(a):                          List and Description of Real
                                            Property

Schedule 2.1.10(a)(i):                      Movable Property

Schedule 2.1.10(a)(ii):                     Excluded Items of the Movable
                                            Property

Schedule 2.1.11:                            Title to Property

Schedule 2.1.12:                            Contracts

Schedule 2.1.14:                            Certain Receivables

Schedule 2.1.15:                            Litigation

Schedule 2.1.18(a):                         Environmental Permits



                                       II

Schedule 2.1.18(b):                         Environmental Report

Schedule 2.1.19(b):                         Non-Statutory Employee Benefits

Schedule 2.1.19(c):                         Arrangements with Employees
                                            out of the ordinary course

Schedule 2.1.19(d):                         Litigation with Employees

Schedule 2.1.20:                            Loans to Directors, etc.

Schedule 2.1.22:                            Restrictions and
                                            Authorizations

Schedule 2.1.23(b):                         List of Bank Accounts

Schedule 2.1.24:                            Product Liability

Schedule 3.1.9:                             Key Employees

Schedule 3.3.3:                             Governmental Consents



                                       III

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 - PURCHASE AND SALE OF SHARES                                       2

1.1      Sale of Shares...................................................    2
1.2      Purchase Price and Payment.......................................    2
                  1.2.1        Share Purchase Price.......................    2
                  1.2.2        Additional Consideration...................    2
                  1.2.3        Base Balance Sheet.........................    4
                  1.2.4        Closing Balance Sheet......................    4
                  1.2.5        Disputes Regarding the Closing
                               Balance Sheet..............................    5
                  1.2.6        Determination of any Adjustment
                               Amount.....................................    6
                  1.2.7        Method of Payment..........................    6
                  1.2.8        Deposit....................................    6

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES                                    7

2.1      Representations and Warranties of Seller.........................    7
                  2.1.1        Status.....................................    7
                  2.1.2        Share Capital..............................    8
                  2.1.3        Title to Shares............................    8
                  2.1.4        Authority..................................    9
                  2.1.5        Financial Statements.......................    9
                  2.1.6        Subsidiaries...............................   11
                  2.1.7        Actions Since February 28, 1997............   11
                  2.1.8        Industrial Property........................   14
                  2.1.9        Real Property; Leases of Real Prop-
                               erty.......................................   15
                  2.1.10       Movable Property...........................   16
                  2.1.11       Title to Property..........................   16
                  2.1.12       Contracts and Commitments..................   16
                  2.1.13       Inventory..................................   17
                  2.1.14       Receivables................................   18
                  2.1.15       Litigation.................................   18
                  2.1.16       No Broker..................................   18
                  2.1.17       Governmental Permits; Compliance with
                               Laws.......................................   19
                  2.1.18       Environmental Matters......................   19
                  2.1.19       Employees; Employee Benefits; Health
                               and Safety.................................   21
                  2.1.20       Loans to or from Directors, Officers
                               and Employees..............................   23
                  2.1.21       Taxes......................................   23
                  2.1.22       Restrictions and Authorizations............   25
                  2.1.23       Powers of Attorney; Bank Accounts..........   25
                  2.1.24       Product Liability..........................   26
                  2.1.25       Insurance..................................   26

2.2      Representations and Warranties of Buyer..........................   27
                  2.2.1        Corporate Status...........................   27
                  2.2.2        Execution and Effect of Agreement..........   27
                  2.2.3        No Lawsuits; Consents......................   27
                  2.2.4        No Broker..................................   27

ARTICLE 3 - COVENANTS                                                        28

3.1      Covenants of Seller..............................................   28
                  3.1.1        Business in Ordinary Course................   28
                  3.1.2        Perform Contracts..........................   28
                  3.1.3        Employment Agreement with Seller...........   28
                  3.1.4        Non-Competition............................   28
                  3.1.5        Directors..................................   29
                  3.1.6        Customers/Suppliers Transition.............   29
                  3.1.7        Shares.....................................   30
                  3.1.8        Access to Information......................   30
3.2      Covenant of Buyer................................................   31
                  3.2.1        Regulatory Filings.........................   31
3.3      Mutual Covenants.................................................   31
                  3.3.1        Publicity..................................   31
                  3.3.2        Commercially Reasonable Efforts............   32
                  3.3.3        Cooperation................................   32
                  3.3.4        Access to Information......................   32
                  3.3.5        Records....................................   32
                  3.3.6        Confidentiality............................   33
                  3.3.7        Taxes......................................   33

ARTICLE 4 - CONDITIONS                                                       34

4.1      Conditions to Obligations of Buyer...............................   34
                  4.1.1        Representations and Warranties True
                               and Correct................................   34
                  4.1.2        Compliance with Agreement..................   34
                  4.1.3        No Regulatory Impediment...................   34
                  4.1.4        Financing..................................   34
                  4.1.5        Shares.....................................   34
                  4.1.6        No Material Adverse Change.................   35
                  4.1.7        Work Councils..............................   35
                  4.1.8        Bank Support...............................   35
4.2      Conditions to Obligations of Seller..............................   35
                  4.2.1        Representations and Warranties True
                               and Correct................................   35
                  4.2.2        Compliance with Agreement..................   35
4.3      Mutual Conditions................................................   35
                  4.3.1        Governmental Consents......................   36
                  4.3.2        Escrow Agreement...........................   36

ARTICLE 5 - CLOSING                                                          36

5.1      Closing..........................................................   36
5.2      Deliveries.......................................................   36
                  5.2.1        Seller's Deliveries........................   36
                  5.2.2        Buyer's Deliveries.........................   37

ARTICLE 6 - INDEMNIFICATION                                                  37

6.1      General Indemnification by Seller................................   37
6.2      Limitation of Liability..........................................   38
6.3      Survival of Seller's Representations, Warranties
         and Covenants....................................................   38
6.4      Third Party Claim................................................   39
6.5      Notices..........................................................   40
6.6      When Payable.....................................................   40
6.7      Miscellaneous Provisions.........................................   41
6.8      Environmental Indemnification by Seller..........................   41
6.9      Responsibility for Cleanup.......................................   42
6.10     Definitions......................................................   42

ARTICLE 7 - TERMINATION                                                      43

7.1      Termination......................................................   43
7.2      Consequences.....................................................   44

ARTICLE 8 - MISCELLANEOUS                                                    44

8.1      Notices..........................................................   44
8.2      Entire Agreement.................................................   45
8.3      Section Headings.................................................   45
8.4      Applicable Law/Governing Language................................   45
8.5      Expenses.........................................................   45
8.6      Waiver...........................................................   46
8.7      Severability.....................................................   46
8.8      Incorporation by Reference.......................................   46
8.9      Counterparts.....................................................   47
8.10     Assignment.......................................................   47
8.11     Certain Definitions..............................................   47
8.12     Dispute Resolution...............................................   48

LIST OF EXHIBITS                                                              I

LIST OF SCHEDULES                                                            II